July 26, 2001

Mike Nolan
29 Mount Pleasant Street
Westborough, MA 01581

Dear Mike:

Based on your experience, background presented and the belief that we can together help Panera grow into a significant national brand, Panera Bread is pleased to offer you the position of Chief Development Officer, reporting to the Chairman and Chief Executive Officer, Ron Shaich. We would like this position to be effective on or before Monday, August 27, 2001.

Your salary for this position will be payable at the bi-weekly rate of $7692.31 ($200,000 annually). In addition, it is our understanding that your compensation will include the following:

•	Consideration for 40,000 stock options, which vest to you over 5 years, and is subject to approval of the Board of Directors. The price per share will be based on the closing share price on the date of the next Board of Director’s meeting following your start date.

•	You will be included in our 2001 Incentive Program. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit’s financial goals and overall Company profitability. Your incentive target is 20% of your base rate (we refer to it as a “double” when you meet agreed upon expectations) with an upside potential of 40% (“homerun"-significantly exceeding expectations). For this plan year, you will be guaranteed a “double,” prorated for the period August 27, 2001 – December 31, 2001 (approximately $13,333), plus any applicable payments for the company results modifier. You may be eligible for additional incentive compensation if you and the company meet or exceed our goals. For the 2002 plan year, you will be guaranteed a “double” (approximately $40,000) plus any applicable payments for the company results modifier.

For all subsequent years, the incentive can be paid out in full or portion thereof, including 0% (“strike-out”), according to the company’s financial performance and your individual performance. If the company strikes-out for the plan year, no incentive will be paid out. The plan design can be changed without notice.

•	Car allowance of $5000 paid in bi-weekly increments of $192.31.

•	We will reimburse your moving company for the move of your household goods not to exceed $15,000 (therefore not taxable income to you). In addition you will receive a lump sum of $60,000 that will be taxable and included on your W-2. By accepting this offer, you agree that you will reimburse Panera Bread a prorated portion of your relocation expenses if you voluntarily resign your employment with Panera Bread within one year of your start date.

As a full-time Panera Bread employee, you will be eligible to participate in all Panera Bread benefit plans. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit package is subject to ongoing review and modifications from time to time. You will receive an Employee Handbook at your benefits orientation, which will explain our vacation and holiday schedule. Panera Bread is a non-smoking work facility. If you have specific questions about our benefits, please contact Courtney Higgins at extension 7318.

This offer is also contingent on your ability to provide employment eligibility documentation as required by law. Please indicate your acceptance of this offer by signing and returning one original of this letter no later than Monday, August 6, 2001, after which time this offer will expire.

We believe that your background and experience will provide a solid foundation for success with Panera Bread. We are extremely enthusiastic about working with you. If you have any questions about the enclosed information, please let me know. Once again, Mike, we welcome you to Panera Bread and we look forward to your participation, energy, and contributions.

Sincerely,

/s/ Ron Shaich	/s/ Diane Davidson
Ron Shaich Chairman and CEO	Diane Davidson Vice President, Human Resources

I have read and accepted the provisions as outlined above.

07/29/01	/s/ Mike Nolan

Date	Mike Nolan